SHOPKO STORES, INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE (IN THOUSANDS, EXPECT PER SHARE DATA)

                                          FISCAL YEARS ENDED
                              -------------------------------------------
                              JAN. 31, 1998  FEB. 22, 1997  FEB. 24, 1996
                                (49 WKS)       (52 WKS)       (52 WKS)
                              -------------  -------------  -------------
BASIC:
Net earnings                        $48,845        $44,946        $38,439
                              =============  =============  =============
Weighted average number of
outstanding common shares            28,161         32,092         32,005
Net earnings per common
share - basic (1)                   $  1.73        $  1.40        $  1.20
                              =============  =============  =============
DILUTED:
Net earnings                        $48,845        $44,946        $38,439
                              =============  =============  =============
Weighted average number of
outstanding common shares            28,161         32,092         32,005
Number of common shares
issuable assuming exercise
of stock options                        408            278             51
                              -------------  -------------  -------------
Weighted average number of
outstanding common and
common equivalent shares -
assuming dilution                    28,569         32,370         32,056
                              =============  =============  =============
Net earnings per common
share - diluted (1)                 $  1.71        $  1.39        $  1.20
                              =============  =============  =============

(1) Earnings per share are computed by dividing net earnings by the weighted average number of outstanding common and common equivalent shares.


                                      69